EXHIBIT A

PLAN OF MERGER

This Plan of Merger is made and entered into as of the 30 day of January, 2008 between Hybred International, Inc., a New Jersey corporation ("HYBD"), and Temporary Time Capital Corp., Inc., a Colorado corporation bearing a CIK of 0000823544 ("TPTM"), collectively the "Constituent Corporations".

WHEREAS, the Constituent Corporations desire that HYBD merge with and into TP1M (the "Merger") upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Colorado and New Jersey, respectively; and

WHEREAS, the Board of Directors of each Constituent Corporation have approved and adopted this Plan of Merger;

NOW, THEREFORE, the Constituent Corporations do hereby covenant and agree as follows:

1.

Merger. Upon the Effective Date (as defined in Section 8 below), HYBD shall be merged with and into TPTM, which shall be, and is herein sometimes referred to as, the Surviving Corporation. The Surviving Corporation shall continue to be governed by the laws of the State of Colorado, and the separate corporate existence of HYBD shall cease forthwith upon the Effective Date.

2.

Articles of Incorporation and By-Laws. The Articles of Incorporation of TPTM and the By-Laws of TPTM on the Effective Date shall remain the Articles of Incorporation and the By-Laws of the Surviving Corporation.

3.

Shares. On the Effective Date each issued and outstanding share of common stock of HYBD shall be cancelled and exchanged into shares of TPTM.

4.

Directors. The directors of HYBD on the Effective Date shall be the directors of the Surviving Corporation and shall hold office until their respective successors shall have been elected and qualified in accordance with the By-Laws of the Surviving Corporation and as otherwise provided by law.

5.

Officers. The officers of HYBD on the Effective Date shall be the officers of the Surviving Corporation and shall hold office until their respective successors shall have been elected and qualified in accordance with the By-Laws of the Surviving Corporation and as otherwise provided by law.

6.

Effects of Merger. The effect of the merger, at the Effective Date, shall be as provided by 14A: 10 of the New Jersey Statutes and 7-111 of the Colorado Revised Statutes as Friday, February 1st, 2008. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Date, the separate existence of HYBD shall cease, and the Surviving Corporation shall posses all the rights, privileges, immunities, powers, authority and franchises, of a public as well as of a private nature, and the Surviving Corporation shall be subject to all of the restrictions, liabilities, obligations and duties of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts, liabilities and obligations due to each of the Constituent Corporations on whatever account or belonging to any of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, immunities, powers, authority and franchises, all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and all rights of creditors and all liens upon any property of each of the Constituent Corporations shall not revert or be in any way impaired by reason of this merger, on only the property affected by such liens immediately prior to the Effective Date. Any action or proceeding pending by or against each of the Constituent Corporations at the Effective Date may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in such corporation's place.

7.

Amendments. Notwithstanding approval of this Plan of Merger by the directors of the Constituent Corporations, the Boards of Directors of the Constituent Corporations may amend this Plan of Merger by written agreement at any time prior to the Effective Date; provided that any such amendment shall not (a) alter the amount or kind of consideration to be received in exchange for shares of capital stock of HYBD, (b) alter any term of the Articles of Incorporation or By-Laws of HYBD or TPTM, or (c) alter the: terms and conditions of this Plan of Merger if such alteration would adversely affect the holder of capital stock of either Constituent Corporation.

8.

Effective Date of Merger. As soon as practicable after this Agreement has been duly adopted by the directors of HYBD and TPTM, Articles of Merger shall be filed with the Colorado and New Jersey Secretaries of State in accordance with the laws of the State of Colorado and New Jersey, respectively. The merger of HYBD into TPTM shall become effective Friday, February 1st, 2008 (the "Effective Date").

9.

Termination. Notwithstanding approval of this Plan of Merger by the directors and shareholder of the Constituent Corporations, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date by mutual consent of the Boards of Directors of the Constituent Corporations.

10.

Miscellaneous. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. Whenever the context requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine and neuter gender.

IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority duly granted by its board of directors, has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.